As filed with the Securities and Exchange Commission on September 14, 1999
                                                 Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------


                                    FORM S-3
                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933
                             ----------------------

                        CONSOLIDATED NATURAL GAS COMPANY
             (Exact name of Registrant as specified in its charter)


            Delaware                                   13-0596475
(State or other jurisdiction of           (I.R.S. Employer Identification No.)
incorporation or organization)
                            -------------------------

                                    CNG Tower
                               625 Liberty Avenue
                       Pittsburgh, Pennsylvania 15222-3199
                                 (412) 227-1000
          (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)


                                David M. Westfall
                Senior Vice President and Chief Financial Officer
                        Consolidated Natural Gas Company
                                    CNG Tower
                               625 Liberty Avenue
                       Pittsburgh, Pennsylvania 15222-3199
                                 (412) 227-1000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                            -------------------------

                        Copies of all communications to:

        Stephen E. Williams, Esq.                        Gary W. Wolf, Esq.
Senior Vice President and General Counsel              Cahill Gordon & Reindel
     Consolidated Natural Gas Company                      80 Pine Street
                CNG Tower                             New York, New York 10005
            625 Liberty Avenue                             (212) 701-3000
   Pittsburgh, Pennsylvania 15222-3199
              (412) 227-1000


                            -------------------------

Approximate date of commencement of proposed sale to public: From time to time after this Registration Statement becomes effective when warranted by market conditions and other factors.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box. / /

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /X/ 333-25347

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /X/ 333-25347

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE

=========================================================================================================================
                                                                    Proposed Maximum    Proposed Maximum     Amount of
              Title of Each Class of                Amount to be     Offering Price        Aggregate       Registration
           Securities to be Registered             Registered (1)   Per Security (2)      Price (2)(3)        Fee (3)
-------------------------------------------------------------------------------------------------------------------------
Debt Securities................................
Preferred Stock, $100.00 par value.............     $61,712,444           100%            $61,712,444       $17,156.06
Common Stock, $2.75 par value (4)..............
=========================================================================================================================

This Registration Statement shall become effective upon filing with the Commission in accordance with Rule 462 (b) under the Securities Act of 1933


(1) There are being registered hereunder $61,712,444 aggregate initial offering price of Securities.

(2) Estimated solely for purposes of computing the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

(3)  Exclusive of accrued interest or dividends, if any.

(4) Includes registration of the related Common Stock purchase rights attached thereto for which no additional consideration is paid.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE


This Registration Statement is being filed pursuant to Rule 462(b) and General Instruction IV of Form S-3, both as promulgated under the Securities Act of 1933, as amended. The contents of the Registration Statement on Form S-3 (File No. 333-25347) filed by Consolidated Natural Gas Company with the Securities and Exchange Commission, which was declared effective by the Commission on July 11, 1997, are incorporated herein by reference.

                                     PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


     (A)  EXHIBITS

     All exhibits filed with or incorporated by reference in Registration Statement No. 333-25347 are incorporated by reference into, and shall be deemed to be a part of, this registration statement, except for the following, which are filed herewith

     Exhibit No.      Exhibit

           5.1 Opinion of Counsel for Consolidated Natural Gas Company as to the legality of the Securities being registered.

          23.1 Consents of Stephen E. Williams and Norbert F. Chandler (included in opinion filed as Exhibit 5.1).

          23.2        Consent of PricewaterhouseCoopers LLP.

          23.3        Consent of Deloitte & Touche LLP.

          23.4        Consent of Independent Geologists.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, Consolidated Natural Gas Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, State of Pennsylvania, on September 14, 1999.

                        CONSOLIDATED NATURAL GAS COMPANY


                        By:  /s/ D.M. Westfall
                             ------------------------------------------
                             Name: D.M. Westfall
                             Title:  Senior Vice President and
                                     Chief Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                                   Title                                         Date
---------                                   -----                                         ----

/s/ G.A. Davidson, Jr.                      Chairman of the Board, Chief Executive        September 14, 1999
--------------------------------------      Officer and Director (Principal Executive
            G.A. Davidson, Jr.              Officer)


/s/ D.M. Westfall                           Senior Vice President and Chief Financial     September 14, 1999
--------------------------------------      Officer (Principal Financial Officer)
              D.M. Westfall

/s/ S.R. McGreevy                           Vice President, Accounting and Financial      September 14, 1999
--------------------------------------      Control (Principal Accounting Officer)
              S. R. McGreevy

/s/ R.E. Galvin                             Director                                      September 14, 1999
--------------------------------------
               R.E. Galvin

/s/ W.S. Barrack, Jr.
--------------------------------------      Director                                      September 14, 1999
            W.S. Barrack, Jr.

/s/ J.W. Connolly                           Director                                      September 14, 1999
--------------------------------------
              J.W. Connolly

/s/ R.J. Groves
--------------------------------------      Director                                      September 14, 1999
               R.J. Groves

/s/ P.E. Lego
--------------------------------------      Director                                      September 14, 1999
                P.E. Lego

/s/ M.A. McKenna
--------------------------------------      Director                                      September 14, 1999
               M.A. McKenna



Signature                                   Title                                         Date
---------                                   -----                                         ----

/s/ S.A. Minter
--------------------------------------      Director                                      September 14, 1999
               S.A. Minter

/s/ R.P. Simmons
--------------------------------------      Director                                      September 14, 1999
               R.P. Simmons
